EXHIBIT 5.1
[LETTERHEAD OF THOMPSON & KNIGHT LLP]
December 29, 2010
Bronco Drilling Company, Inc.
16217 North May Avenue
Edmond, Oklahoma 73013
Re: Bronco Drilling Company, Inc. — Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as legal counsel for Bronco Drilling Company, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of 2,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), for issuance and sale pursuant to the Bronco Drilling Company, Inc. 2006 Stock Incentive Plan (the “Plan”).
In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and originals or copies certified to our satisfaction of the Registration Statement, the Plan, the certificate of incorporation, and the bylaws of the Company as now in effect and minutes of all pertinent meetings and actions of the board of directors of the Company.
In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies. The Company has represented to us and we have also assumed that the Company has reserved and will keep available from its duly authorized capital stock a sufficient number of shares of common stock for issuance under the Plan.
Our opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
This opinion speaks only at and as of its date. In rendering this opinion, we assume no obligation to revise, update or supplement this opinion or to advise of any change in law or fact.
Based upon, subject to and limited by the foregoing, we are of the opinion and so advise you that the issuance of the Shares has been duly authorized and, when issued, delivered and fully paid for in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Thompson & Knight LLP
THOMPSON & KNIGHT LLP